Exhibit 99.1

THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320 5600 North May Avenue Oklahoma City, Oklahoma 73112 (405) 842-2333 OTCBB: BRCO	Herb Mee, Jr., President

THE BEARD COMPANY

ANNOUNCES RESULTS FOR SECOND QUARTER

AND SIX MONTHS OF 2007

FOR IMMEDIATE RELEASE: Monday, August 20, 2007

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported a net loss of $611,000, or $0.10 per share, for the second quarter of 2007 compared with a net loss of $665,000, or $0.12 per share in the comparable 2006 quarter. Revenues decreased 18% to $417,000 in the current quarter versus $509,000 a year ago.

For the six months ended June 30, 2007, we reported a net loss of $1,184,000 versus a net loss of $1,298,000 in the 2006 period. Our loss per common share for the 2007 six months was $0.20 per share versus a loss of $0.23 per share for the 2006 period. Revenues decreased 23% to $764,000 for the current six months versus $991,000 for the comparable 2006 period.

Carbon dioxide (CO2) revenues were down 13% to $606,000 in the 2007 six months versus $696,000 in the 2006 period, almost entirely due to decreased prices. Operating profit in the CO2 Segment decreased $169,000, or 29%, to $412,000 in the current six months compared to $581,000 in the comparable 2006 period.

Herb Mee, Jr., President, stated: “Despite the losses, we are working on several things which we anticipate will have a positive impact on the bottom line in the coming months. We have signed a new sales contract for approximately 30% of our CO2 production at higher pricing and expect to see a reversal of the recent pricing trend in this segment beginning this month. In China we are exploring the possibility of manufacturing product for a competitor, which would make this segment profitable for the first time if the outcome is successful. And, we have a number of projects under development in our Coal Segment which would put this segment on the road to profitability if our efforts achieve success.”

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, CO2 gas production, operation of a

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fertilizer plant in China, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

Statements regarding future profitability and operations, including the timing of those activities, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

Fax Number (405) 842-9901	Email: hmee@beardco.com

THE BEARD COMPANY AND SUBSIDIARIES
Results of Operations
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30		Ended June 30,
	2007	2006	2007	2006

Revenues	$ 417,000	$ 509,000	$ 764,000	$ 991,000
Expenses	801,000	932,000	1,521,000	1,836,000

Operating loss	(384,000)	(423,000)	(757,000)	(845,000)
Other income (expense)	(226,000)	(244,000)	(425,000)	(427,000)

Loss from continuing operations
before income taxes	(610,000)	(667,000)	(1,182,000)	(1,272,000)
Income tax expense	-	-	-	-

Loss from continuing operations	(610,000)	(667,000)	(1,182,000)	(1,272,000)

Earnings (loss) from discontinued operations.	(1,000)	2,000	(2,000)	(26,000)

Net loss	$ (611,000)	$ (665,000)	$(1,184,000)	$(1,298,000)

Net earnings (loss) per average common share outstandingA:
Basic and diluted:
Loss from continuing operations	$ (0.10)	$ (0.12)	$ (0.20)	$ (0.23)
Earnings (loss) from discontinued operations	$ -	$ -	$ -	$ -
Net loss	$ (0.10)	$ (0.12)	$ (0.20)	$ (0.23)

Weighted average common shares outstanding:
Basic and diluted	5,862,000	5,638,000	5,839,000	5,619,000
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ABasic earnings (loss) per share are computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflect the potential dilution that could occur if our outstanding stock options and warrants were exercised (calculated using the treasury stock method) and if our preferred stock, convertible notes and deferred stock compensation units were converted to common stock. Diluted loss per share from continuing operations exclude potential common shares issuable upon conversion of preferred stock, convertible notes, termination of our deferred stock compensation plans, or exercise of stock options and warrants as a result of losses in 2006 and 2007 as the effect would be anti-dilutive.

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Herb Mee, Jr., President THE BEARD COMPANY e-mail: hmee@beardco.com Telephone: (405) 842-2333 Fax: (405) 842-9901

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